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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS





                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
U.S. Microbics, Inc. and Subsidiaries




We consent to incorporation by reference in the post-effective amendment number three to the registration statement titled "U.S. Microbics, Inc. 2001 Consultants Plan" on Form S-8 of U.S. Microbics, Inc. and Subsidiaries of our report dated January 9, 2002, relating to the balance sheet of U.S. Microbics, Inc. and Subsidiaries as of September 30, 2001, and the related statements of operations, changes in stockholders' deficit, and cash flows for the year then ended, which report appears in the September 30, 2001 annual report on Form 10-KSB of U.S. Microbics, Inc. and Subsidiaries.



/s/ Bradshaw, Smith & Co. LLP

Las Vegas, Nevada
July 11, 2002